Exhibit 9.3
                                                            -----------

                      FUND ACCOUNTING SERVICING AGREEMENT


    This contract between O.R.I. Funds, Inc., a Maryland corporation (the "Company"), on behalf of O.R.I. Growth Fund (hereinafter called the "Fund") and Firstar Trust Company, a Wisconsin corporation (hereinafter called "FTC") is entered into on this 1st day of December, 1995.

                                    WITNESSETH:

         WHEREAS, the Company is an open-ended management investment company which is registered under the Investment Company Act of 1940; and

         WHEREAS, Firstar Trust Company ("FTC") is in the business of providing, among other things, mutual fund accounting services to investment companies;

          NOW, THEREFORE, the parties do mutually promise and agree as follows:

1. Services. FTC agrees to provide the following mutual fund accounting services to the Fund:

A.    Portfolio Accounting Services:

(1) Maintain portfolio records on a trade date +1 basis using security trade information communicated from the investment manager on a timely basis.

(2) For each valuation date, obtain prices from a pricing source approved by the Board of Directors of the Company and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors of the Company shall approve, in good faith, the method for determining the fair value for such securities.

(3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

(4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

B.    Expense Accrual and Payment Services:

(1) For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2) Record payments for Fund expenses upon receipt of written authorization from the Fund.

(3) Account for fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Fund.

(4)   Provide expense accrual and payment reporting.

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C.    Fund Valuation and Financial Reporting Services:

(1) Account for fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other fund share activity as reported by the transfer agent on a timely basis.

(2) Apply equalization accounting as directed by the Fund.

(3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5) For each day the Fund is open as defined in the prospectus, determine the net asset value of the according to the accounting policies and procedures set forth in the prospectus.

(6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of the Fund.

(7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

(8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

D.    Tax Accounting Services:

(1) Maintain tax accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

(2)   Maintain tax lot detail for the investment portfolio.

(3) Calculate taxable gain/loss on security sales using the tax cost basis designated by the Fund.

(4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

E.    Compliance Control Services:

(1) Support reporting to regulatory bodies and support financial statement preparation by making the fund accounting records available to the Fund, the Securities and Exchange
Commission, and the outside auditors.

(2) Keep records relating to the services to be performed hereunder, in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund but not

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inconsistent
with the rules and regulations of appropriate government authorities, in particular Section 31 of the Investment Company
Act of 1940, as amended, and the rules and regulations thereunder.

2. Changes in Accounting Procedures. Any resolution passed by the Board of Directors of the Company that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FTC.

3. Changes in Equipment, Systems, Service, Etc. FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Fund under this Agreement.

4. Compensation. FTC shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

5. Performance of Service. FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties or reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Fund.

      In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provisions for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

     Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

     In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such

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situation initiate no
further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's written consent.

      FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct, its reckless disregard of its obligations and duties under this Agreement, or, its failure to meet the standard of care as set forth above.

6. No Agency Relationship. Nothing herein contained shall be deemed to authorize or empower FTC to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of, the other party to this Agreement.

7. Ownership of Records. All records prepared or maintained by FTC on behalf of the Fund relating to the services to be performed by FTC hereunder are the property of the Fund and will be preserved, maintained, and made available as required by the Investment Company Act and will be surrendered promptly on the written request of an authorized officer of the Company.

8. Proprietary and Confidential Information. FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9. Data Necessary to Perform Services. The Fund or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

10. Notification of Error. The Fund will notify FTC of any balancing or control error caused by FTC within three (3) business days after receipt of any reports rendered by FTC to the Fund, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

11. Term of Agreement. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

12. Duties in the Event of Termination. In the event that in connection with termination a Successor to any of FTC's duties or responsibilities hereunder is designated by the Fund by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Fund, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which FTC has maintained the same, the Fund shall pay any expenses associated with transferring the same to such form requested by the Fund), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

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13.   Notices.  Notices of any kind to be given by either party to the other party shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to Michael R. McVoy, and notice to the Company and/or the Fund shall be sent to O.R.I. Funds, Inc., Suite 1807, 233 North Michigan Avenue, Chicago, Illinois 60601, Attention Samuel Wegbreit.

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held invalid by a court or regulatory agency decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be governed by Wisconsin law, provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or any rule or regulation promulgated by the SEC thereunder. This Agreement constitutes the entire Agreement of the parties hereto.

   IN WITNESS WHEREOF, the due execution hereof on the date first above written.

  ATTEST:                               Firstar Trust Company

   /s/ Gail M. Zen                       By /s/ James C. Tyler
   ----------------------------             -----------------------------

   ATTEST:                               O.R.I. Funds, Inc.

   /s/ Mark C. Pappas                    By /s/ Samuel Wegbreit
  ----------------------------             -----------------------------

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                           FIRSTAR TRUST COMPANY
                            MUTUAL FUND SERVICES

                        FUND VALUATION AND ACCOUNTING
                              ANNUAL FEE SCHEDULE
                            FOR DOMESTIC PORTFOLIOS
                                    EXHIBIT A
                        OAK RIDGE INVESTMENTS GROWTH FUND


   Until the fund reaches a market value of $25 million, the following fees will apply.

    Portfolio Services - Fixed Income Funds
   Annual fee per fund based on market value of assets:

               $25,000 for the first $40,000,000
               2/100 of 1% (2 basis points) on the next $200,000,000 1/100 of 1% (1 basis point) on the balance

   Out-of-pocket expenses, including daily pricing service

   Fees are billed monthly

    Portfolio Services - Equity/Balanced Funds
   Annual fee per fund based on market value of assets:

               $18,000 for the first $40,000,000 for the first year $20,000 for the first $40,000,000 for the second year $22,000 for the first $40,000,000 after the second year 1/100 of 1% (1 basis point) on the next $200,000,000
               5/1000 of 1% (1/2 basis point) on the balance

   Out-of-pocket expenses, including daily pricing service

   Fees are billed monthly

    Portfolio Services - Money Market Funds
   Annual fee per fund based on market value of assets:

               $25,000 for the first $40,000,000
               5/1000 of 1% (1/2 basis point) on the balance

   Out-of-pocket expenses, including daily pricing service

   Fees are billed monthly

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                           FIRSTAR TRUST COMPANY
                            MUTUAL FUND SERVICES

                        FUND VALUATION AND ACCOUNTING
                              ASSET PRICING COSTS
                                   EXHIBIT A
                       OAK RIDGE INVESTMENTS GROWTH FUND

                          Charge per Item per Valuation

                    Asset Type                        (daily, weekly, etc.)
                    ----------                        ---------------------

            Domestic and Canadian Equities                    $0.15

            Options                                            0.15

            Corporate/Gov't/Agency Bonds                       0.50

            CMOs                                               0.80

            International Equities and Bonds                   0.50

            Municipal Bonds                                    0.80

            Money Market Instruments                           0.80


            Pricing costs are billed monthly.


























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